Exhibit 99.1

Middlesex Water Continues Investment in System Reliability and Resiliency

ISELIN, NJ March 24, 2020 – Middlesex Water Company (NASDAQ:MSEX) has announced that despite the current COVID-19 crisis, the company is maintaining reliable utility services as well as continuing its ongoing construction projects designed to maintain and enhance the reliability and resiliency of its water treatment and distribution systems.

In accordance with guidelines established by NJ Governor Phillip Murphy and Delaware Governor John Carney, which prescribe significant preventive measures including social distancing, but do not curtail construction activities, the Company is proceeding with current projects such as its Water Treatment Plant upgrade, completion of the tie-in of its newly constructed 42” 4.5-mile Western Transmission Main and numerous other projects to further reinforce and overall improve its infrastructure. The Company is also reprioritizing the timing of certain projects such as service line replacements, water main additions and extensions and addressing those that are most urgent for public health and safety and pose the least disruptive impact to customers.

“Now more than ever, the value of a reliable tap water supply for drinking and maintaining personal hygiene and overall public health and safety and economic stability in our communities is at the forefront. We can never take our focus off the need to continue to ensure the ongoing safety and reliability of drinking water supplies,” said Middlesex Water President & CEO Dennis W. Doll. “As a provider of critical utility services, all of our employees remain productive. Some are telecommuting while our essential operational employees are physically present at various company locations maintaining treatment plant operations, water distribution and wastewater collection infrastructure and addressing emergencies, all while practicing appropriate social distancing precautionary measures,” added Doll. “Our water supplies also remain stable and sufficient to meet current and projected demands.”

On March 6, the Company activated its Emergency Operations and Business Continuity planning structure that addresses operations, remote and essential staffing, technology, supplies and other contingencies while following appropriate safety guidelines established by the World Health Organization (WHO), the Centers for Disease Control and Prevention (CDC) and state and local health authorities

The COVID-19 virus has not been detected in drinking-water supplies and based on current evidence, the risk to water supplies is low. Conventional water treatment methods, which include disinfection with oxidants like chlorine, are effective for inactivating COVID-19. The U.S. Environmental Protection Agency (EPA) recommends that Americans continue to use and drink tap water as usual.

About Middlesex Water Company
Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

bsohler@middlesexwater.com